Exhibit 10.1

BUSINESS FINANCING MODIFICATION AGREEMENT

This Business Financing Modification Agreement is entered into as of April 8, 2014, by and between TSS, Inc., Innovative Power Systems, Inc., and VTC, L.L.C. (individually “Borrower”, and collectively “Borrower” or “Borrowers”) and Bridge Bank, National Association (“Lender”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrowers to Lender, Borrowers are indebted to Lender pursuant to, among other documents, a Business Financing Agreement, dated May 21, 2013, by and among Borrowers and Lender, as may be amended from time to time (the “Business Financing Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Business Financing Agreement.

Hereinafter, all indebtedness owing by Borrowers to Lender shall be referred to as the “Indebtedness” and the Business Financing Agreement and any and all other documents executed by Borrowers in favor of Lender shall be referred to as the “Existing Documents.”

2. DESCRIPTION OF CHANGE IN TERMS.

A. Modification(s) to Business Financing Agreement:

1) The first sentence of Section 1.3, entitled “Due Diligence”, is hereby amended to read as follows:

“Lender may audit each Borrower’s Receivables and any and all records pertaining to the Collateral, at Lender’s sole discretion; provided, an audit must be completed prior to the initial Advance and not more frequently than once every six (6) months thereafter, unless an Event of Default hereunder has occurred and is continuing.”

2) The following subsection is hereby inserted under Section 2.2, entitled “Fees”:

e) Maintenance Fee. The accrued and unpaid Maintenance Fee shall be due and payable within 10 calendar days after each Month End during the term hereof.

3) Paragraph (j) of the defined term “Eligible Receivable” under Section 12.1, entitled “Definitions”, is hereby amended in its entirety to read as follows:

(j) The Receivable is not in default (a Receivable will be considered in default if any of the following occur: (i) the Receivable is not paid within 90 days from its invoice date; provided however, that Accounts from the Account Debtor Dell with payment terms greater than 90 days but less than 150 days shall not be considered in default for the month ended February 28, 2014, and thereafter with payment terms greater than 90 days but less than 120 days shall not be considered in default; provided further, that the aggregate Eligible Receivable Amount for invoices aged between 90 days and 150 days from the Account Debtor Dell shall not exceed $500,000 for the month ended February 28, 2014; (ii) the Account Debtor obligated upon the Receivable suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or (iii) any petition is filed by or against the Account Debtor obligated upon the Receivable under any bankruptcy law or any other law or laws for the relief of debtors.

(4) The following defined term is hereby inserted under Section 12.1, entitled “Definitions”:

"Maintenance Fee" means the amount equal to 0.10 percentage points per month of the ending daily Account Balance for the relevant period.

3. CONSISTENT CHANGES. The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

4. INTENTIONALLY OMITTED.

5. NO DEFENSES OF BORROWER/GENERAL RELEASE. Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness. Each of Borrower and Guarantor (each, a “Releasing Party”) acknowledges that Lender would not enter into this Business Financing Modification Agreement without Releasing Party’s assurance that it has no claims against Lender or any of Lender’s officers, directors, employees or agents. Except for the obligations arising hereafter under this Business Financing Modification Agreement, each Releasing Party releases Lender, and each of Lender’s and entity’s officers, directors and employees from any known or unknown claims that Releasing Party now has against Lender of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Agreement or the transactions contemplated thereby. Releasing Party waives the provisions of California Civil Code section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Lender and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Business Financing Modification Agreement and the Agreement, and/or Lender’s actions to exercise any remedy available under the Agreement or otherwise.

6. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Indebtedness, Lender is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this Business Financing Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect. Lender’s agreement to modifications to the existing Indebtedness pursuant to this Business Financing Modification Agreement in no way shall obligate Lender to make any future modifications to the Indebtedness. Nothing in this Business Financing Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Lender and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Lender in writing. No maker, endorser, or guarantor will be released by virtue of this Business Financing Modification Agreement. The terms of this paragraph apply not only to this Business Financing Modification Agreement, but also to any subsequent Business Financing modification agreements.

7. INTENTIONALLY OMITTED.

8. NOTICE OF FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

9. COUNTERSIGNATURE. This Business Financing Modification Agreement shall become effective only when executed by Lender, Borrowers, and Guarantors.

BORROWER:		LENDER:

By:	/s/ Maura A. McNerney	By:	/s/ David Farrell
	Chief Financial Officer		Vice President
	TSS, Inc.		Bridge Bank, National Association

By:	/s/ Maura A. McNerney
Treasurer
Innovative Power Systems, Inc.

By:	/s/ Maura A. McNerney
Secretary & Treasurer
VTC, LLC

Guarantor consents to the modifications to the Indebtedness pursuant to this Business Financing Modification Agreement, hereby ratifies the provisions of the Guaranty and confirms that all provisions of that document are in full force and effect.

GUARANTOR:

By:	/s/ Maura A. McNerney
Secretary & Treasurer
Total Site Solutions AZ, Inc.

By:	/s/ Maura A. McNerney
Secretary & Treasurer
Vortech, LLC

By:	/s/ Maura A. McNerney
Secretary & Treasurer
Alletag Builders, Inc.